As filed with the Securities and Exchange Commission on April 25, 2025

                                        Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

 Park Hotels & Resorts Inc.
 (Exact name of Registrant as specified in its charter)

Delaware	36-2058176
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1775 Tysons Blvd., 7th Floor
Tysons, VA	22102
(Address of Principal Executive Offices)	(Zip Code)

 Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors
(As Amended and Restated as of April 25, 2025)
(Full title of the plan)

Nancy M. Vu
Executive Vice President, General Counsel and Secretary
Park Hotels & Resorts Inc.
1775 Tysons Blvd., 7th Floor
Tysons, VA 22102
Tel: (571) 302-5757
(Name and address of agent for service)
 Tel: (571) 302-5757
(Telephone number, including area code, of agent for service)
 Copies to:
Paul D. Manca Esq.
Andrew S. Zahn Esq.
Elizabeth L. Banks, Esq.
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

Explanatory Note
Park Hotels & Resorts Inc. (the “Company” or “Park”) is filing this registration statement on Form S-8 to register 875,000 additional shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), authorized for issuance under the Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors (as amended and restated as of April 25, 2025) (the “Plan”). The Plan was previously amended and restated as of 2021 to add 500,000 additional shares of Common Stock. On March 12, 2025, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to, among other things, amend and restate the Plan to increase the number of shares available for issuance under the Plan by 875,000 shares of Common Stock. The proposal to increase the number of shares available for issuance under the Plan was approved by the Company’s stockholders on April 25, 2025. In accordance with General Instruction E of Form S-8, the Company hereby incorporates by reference into this registration statement the contents of the prior registration statements on Form S-8 relating to the Plan, filed with the Commission on December 23, 2016 (Commission File No. 333-215324) and April 30, 2021 (Commission File No. 333-255660).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Park are hereby incorporated by reference in this registration statement:

•the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on February 20, 2025 (including the portions of the Company’s definitive proxy statement for Park’s 2025 annual meeting of stockholders, filed on March 12, 2025, as supplemented by the supplemental proxy materials, filed on March 14, 2025, incorporated by reference therein); and

•the description of Park’s common stock contained in the Company’s Information Statement on Form 10 filed with the Commission on June 2, 2016, including all amendments and reports filed for the purpose of updating such description.

The Company also incorporates by reference into this prospectus additional documents that Park may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus until Park has sold all of the securities to which this prospectus relates or the offering is otherwise terminated. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. The Company is not, however, incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.
You may obtain copies of the documents that Park incorporates by reference, at no cost, upon written or oral request, by contacting the Company as described below, or through contacting the Commission or accessing its website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing or by telephone at:
Park Hotels & Resorts Inc.
1775 Tysons Boulevard, 7th Floor
Tysons, VA 22102
Attn: Investor Relations
(571) 302-5757

 Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors and certain officers to the corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director or officer, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s organizational documents provide for such limitation of liability for directors and certain officers.
Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Further subsections of DGCL Section 145 provide that:
(1) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;
(2) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and
(3) the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
The Company’s Amended and Restated By-laws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, Park will indemnify any person who is or was involved in any manner or is threatened to be made so involved in any threatened, pending, or completed investigation, claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of Park or while a director, officer, or employee of Park is or was serving at the request of Park as a director, officer, or employee of another corporation, partnership, joint venture, trust, or other entity.
Park currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors, officers and certain employees in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Park and its subsidiaries.
Park has also entered into indemnification agreements with its executive officers and its directors. The agreements are identical. Each agreement requires Park to indemnify and hold harmless the applicable officer or director to the fullest extent authorized by Delaware law. Each agreement provides that Park will indemnify the applicable officer or director against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on his or her behalf, if, by reason of his status as an officer or director, he or she is, or is threatened to be, made a party or participant in any proceeding. The only limitation on this obligation is that Park is not required to make any payment (i) for any action, suit, or proceeding initiated by the covered officer or director, including actions to enforce or interpret the indemnification agreement, unless the officer or director is successful in such action, (ii) for any suit for disgorgement of profits made from the purchase and sale by the officer or director of securities of Park pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, (iii) when the officer’s or director’s conduct was determined by a final judgment or other adjudication to be knowingly fraudulent or constitute willful misconduct, or (iv) when indemnification has been determined by a final judgment or other adjudication to be prohibited by law. Park must also advance to the indemnified officer or director all expenses reasonably and necessarily incurred by him or her or on his or her behalf in connection with any proceeding in which he or she is made a party or participant by reason of his status as an officer or director.

Item 7. Exemption for Registration Claimed.

Not Applicable.

Item 8. Exhibits

Exhibits	Description
4.1	Amended and Restated Certificate of Incorporation of Park Hotels & Resorts Inc. (incorporated by reference to Exhibit 3.1 to our Company’s Current Report on Form 8-K, filed on April 30, 2019).

4.2
Certificate of the Amendment to the Amended and Restated Certificate of Incorporate of Park Hotels & Resorts (incorporated by reference to Exhibit 3.1 to our Company’s Current Report on Form 8-K, filed on April 19, 2024).

4.3	Amended and Restated By-laws of Park Hotels & Resorts Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q, filed on August 1, 2024).

4.4*	Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors (as amended and restated as of April 25, 2025).

4.5*	Form of Restricted Stock Agreement issued pursuant to the Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors (as amended and restated as of April 25, 2025).

5.1*	Opinion of Hogan Lovells US LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this registration statement).

107*	Filing Fee Table

* Filed herewith

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tysons, State of Virginia, on April 25, 2025.

PARK HOTELS & RESORTS INC.

By:	/s/ Thomas J. Baltimore, Jr.
Name: Thomas J. Baltimore, Jr.
Title: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas J. Baltimore, Jr., Sean M. Dell’Orto and Nancy M. Vu, and each of them (with full power to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Thomas J. Baltimore, Jr.	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 25, 2025
Thomas J. Baltimore, Jr.
/s/ Sean M. Dell’Orto	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	April 25, 2025
Sean M. Dell’Orto
/s/ Darren W. Robb	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 25, 2025
Darren W. Robb

/s/ Patricia M. Bedient	Director	April 25, 2025
Patricia M. Bedient

/s/ Thomas D. Eckert	Director	April 25, 2025
Thomas D. Eckert

/s/ Geoffrey M. Garrett	Director	April 25, 2025
Geoffrey M. Garrett

/s/ Christie B. Kelly	Director	April 25, 2025
Christie B. Kelly

/s/ Terri D. McClements	Director	April 25, 2025
Terri D. McClements

/s/ Thomas A. Natelli	Director	April 25, 2025
Thomas A. Natelli

/s/ Timothy J. Naughton	Director	April 25, 2025
Timothy J. Naughton

/s/ Stephen I. Sadove	Director	April 25, 2025
Stephen I. Sadove